Exhibit 99.3


PRESS RELEASE

WEDNESDAY, MAY 1, 2002 11:00 A.M. EASTERN TIME

SOURCE: Zenascent, Inc.

  ZENASCENT, INC. ANNOUNCES CLOSING OF MERGER WITH CEDRIC KUSHNER BOXING, INC.

NEW YORK - (BUSINESS WIRE) - MAY 1, 2002 - Zenascent, Inc. ("Zenascent") (OTC
BB: ZENA) and Cedric Kushner Boxing, Inc. ("CKB") announced that on April 30, 2002 they consummated their previously announced merger (the "Merger"). CKB is now a wholly-owned subsidiary of Zenascent. Effective upon the Merger, CKB's management assumed the management of Zenascent and Cedric Kushner and James DiLorenzo became members of the Board of Directors of Zenascent. In addition, Steven Angel shall continue to serve as a member of the Board.

      Zenascent is currently preparing a Current Report on Form 8-K (the "Merger 8-K"). The Merger 8-K will disclose, among other things, certain information regarding the consummation of the Merger, Zenascent's new management team and the business of its new subsidiary, CKB, which constitutes the sole operating business of Zenascent. Zenascent expects to file the Merger 8-K by May 15, 2002.

      CKB, through its wholly owned subsidiary, Cedric Kushner Promotions, Ltd., is engaged in the business of promoting boxing events. In addition, prior to the Merger, CKB acquired a related entity, Big Content, Inc., a Delaware corporation ("Big Content"), that produces boxing-based television programming. The acquisition of Big Content by CKB was a condition to the Merger. The surviving corporation will continue the existing businesses conducted by CKB. Except as contemplated by the Merger, the stockholders of CKB have no material relationship with Zenascent or its affiliates. The amount of the consideration to be paid in the Merger was determined by arm's length negotiations between Zenascent and the CKB stockholders.

ABOUT CEDRIC KUSHNER BOXING

     CKB promotes world champion and top contender boxers including #1 IBF Heavyweight Contender Chris Byrd. In addition to its representation and promotion efforts, the agency also produces and syndicates world championship boxing events for distribution worldwide. A steady program supplier to the world's leading television networks, including HBO, ESPN, and EuroSport, the company promotes televised events from venues all around the world.

     With a roster rich in world champions and a track record that includes having promoted approximately 300 world championship bouts, CKB is at the forefront of the international boxing business. CKB, formed in 1974 by promoter Cedric Kushner, originally achieved prominence in the field of rock-'n-roll music and is now one of the most active promoters of championship bouts worldwide. In addition to its North American business, CKB is the foremost American-based promoter of boxing in Europe and Africa. CKB is an acknowledged leader in packaging premier boxing shows for the global television marketplace, through its television arm, the Cedric Kushner Sports Network (CKSN).

     This release is covered under the "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. Certain information included in this release that are not historical facts are forward looking statements that involve a number of known and unknown risks and uncertainties, including, but not limited to, these companies' ability to successfully implement a strategy of continued growth. Each of these companies' actual results, performance or achievements may differ materially from any future performance or achievements expressed or implied in any forward-looking statement.

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Contact:
Zenascent, Inc.
New York
James DiLorenzo
Executive Vice President
631-726-2700